Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2024 (except for the retroactive effect of the 1-for-6,436.1693 stock split as described in the fourth paragraph of Note 17, as to which the date is April 1, 2024), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-277893) and related Prospectus of PACS Group, Inc. for the registration of 19,050,000 shares of its common stock.
/s/ Ernst & Young LLP

Salt Lake City, Utah
April 1, 2024